Exhibit 3.1

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

CELANESE CORPORATION

The undersigned, David N. Weidman, certifies that he is the Chief Executive Officer and President of Celanese Corporation, a corporation organized and existing under the laws of Delaware, and does hereby further certify as follows:

(1)           The name of the Corporation is Celanese Corporation (the “Corporation”).  The original Certificate of Incorporation of the Corporation was filed with the Secretary of the State of Delaware on November 3, 2004.

(2)           The name under which the Corporation was originally incorporated is: Celanese Corporation.

(3)           An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on January 18, 2005.

(4)           This Second Amended and Restated Certificate of Incorporation amends and restates the Certificate of the Incorporation of the Corporation.

(5)           This Second Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).

(6)           This Second Amended and Restated Certificate of Incorporation will be effective upon its filing with the Secretary of State of the State of Delaware.

(7)           Pursuant to Sections 228, 242 and 245 of the DGCL, the text of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as follows:

ARTICLE I

SECTION 1.1.        Name.  The name of the Corporation (the “Corporation”) is: Celanese Corporation.

ARTICLE II

SECTION 2.1.        Address.  The registered office in the State of Delaware is the Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.  The name of its registered agent at such address is the Corporation Trust Company.

ARTICLE III

SECTION 3.1.        Purpose.  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

SECTION 4.1.        Capitalization.  (a)                The total number of shares of stock that the Corporation is authorized to issue is 600,000,000 shares, consisting of (i) 500,000,000 shares of Common Stock, par value $0.0001 per share, of which 400,000,000 shares shall be designated Series A Common Stock (“Series A Common Stock”) and 100,000,000 shares shall be designated Series B Common Stock (“Series B Common Stock” and, with the Series A Common Stock, the “Common Stock”), and (ii) 100,000,000 shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”).

(b)           Upon the filing of this Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Stock Split Effective Time”) each share of Series B Common Stock outstanding immediately prior thereto (“Old Series B Common Stock”), shall automatically, without further action on the part of the Corporation or any holder of such Old Series B Common Stock, be reclassified as and shall become 152.772947 validly issued, fully paid and nonassessable shares of Series B Common Stock, as constituted following the Stock Split Effective Time.  The reclassification of the Old Series B Common Stock into such new number of shares of Series B Common Stock will be deemed to occur at the Stock Split Effective Time, regardless of when any certificates previously representing such shares of Old Series B Common Stock (if such shares are held in certificated form) are physically surrendered to the Corporation in exchange for certificates representing such new number of shares of Series B Common Stock.  After the Stock Split Effective Time, certificates previously representing shares of Old Series B Common Stock (if such shares are held in certificated form) will, until such shares are surrendered to the Corporation in exchange for certificates representing such new number of shares of Series B Common Stock, represent the number of Series B Common Stock into which such shares of Old Series B Common Stock shall have been reclassified pursuant to this Section 4.1(b).  Notwithstanding anything in this Section 4.1(b) to the contrary, in any case in which the reclassification of shares of Old Series B Common Stock into shares of Series B Common Stock would otherwise result in any holder of Series B Common Stock holding a fractional share, the Corporation shall, in lieu of issuing any such fractional share, pay the holder of Series B Common Stock the fair value of such fraction and such fair value shall be determined by multiplying such fraction of a share by $16.

SECTION 4.2.        Preferred Stock.  The Board of Directors is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, conversion, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series, as are not inconsistent with this Second Amended and Restated Certificate of Incorporation or any amendment hereto, and as may be permitted by the DGCL.  The powers, preferences and relative, participating, conversion, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

SECTION 4.3.        Common Stock.

(a)           General.  Except as provided in this Section 4.3 or as otherwise required by the DGCL, all shares of Series A Common Stock and the Series B Common Stock shall have the same powers, privileges, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, and shall be identical to each other in all respects.

(b)           Dividends.  (i)  Except for the Mandatory Dividends or as otherwise required by the DGCL, in any circumstance where the Corporation may declare dividends or otherwise make distributions (including, without limitation, any distribution on liquidation, dissolution or winding-up of the Corporation) on either the Series A Common Stock or Series B Common Stock, the Corporation shall declare the same per share dividends or make the same per share distributions, as the case may be, on the other series of Common Stock; provided, however, that if any such dividends or distributions are declared with respect to the Series B Common Stock in the form of additional shares of Series B Common Stock, such dividends or distributions shall be made with respect to the Series A Common Stock in the form of an equivalent number of shares of Series A Common Stock.  Subject to applicable law and rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having preference over the right to participate with the Common Stock with respect to the payment of dividends and except as provided in Section 4.3(b)(ii), dividends may be declared and paid on the Common Stock out of the assets of the Corporation which are by law available therefor at such times and in such amounts as the Board of Directors in its discretion shall determine.

(ii)           Series B Common Stock.  The holders of the Series B Common Stock shall be entitled to receive, and the Board of Directors of the Corporation shall declare (subject only to the legal availability of funds for the payment thereof) at any time on or after January 24, 2005, the following mandatory dividends on the Series B Common Stock (collectively, the “Mandatory Dividends”), each payable on a pro rata basis with respect to the then-outstanding shares of Series B Common Stock:

(A)                              On or as soon as practicable after April 7, 2005:
1)                                      an aggregate cash dividend equal to $803,594,144; and
2)                                      an aggregate cash dividend equal to $15.20 multiplied by the number of shares of Series A Common Stock purchased by the underwriters of the initial public offering of the Series A Common Stock contemplated by the prospectus for such offering, dated January 20, 2005, pursuant to the option granted to such underwriters, under the underwriting agreement related to such offering, to purchase up to 7,500,000 shares of Series A Common Stock (the “Over-Allotment Option”); and
(B)                                as soon as possible following the expiration of the Over-Allotment Option (which will occur on February 19, 2005) a stock dividend, paid in shares of Series A Common Stock, of an aggregate number of shares of Series A Common Stock equal to (1) 7,500,000 minus (2) the number of shares of Series A Common Stock actually purchased pursuant to the Over-Allotment Option.
For the avoidance of doubt, in no event shall any holder of Series A Common Stock, in its capacity as such, be entitled to receive any portion of the Mandatory Dividends.

(iii)          The Corporation shall take all actions required or permitted under the DGCL to permit the payment of the Mandatory Dividends and shall declare and pay such dividends as provided in this Section 4.3(b)(ii) to the extent there are funds legally available therefor.

(c)           Voting Rights.  Each holder of record of Series A Common Stock and each holder of record of Series B Common Stock shall have one vote for each share of such series of Common Stock that is outstanding in his, her or its name on the books of the Corporation and which is entitled to vote.  The holders of record of Series A Common Stock and holders of record of Series B Common Stock shall vote as a single class on all matters, except as otherwise required by law or this Second Amended and Restated Certificate of Incorporation.  In the election of directors, each stockholder shall be entitled to cast for any one candidate no greater number of votes than the number of shares held by such stockholder; no stockholder shall be entitled to cumulate votes on behalf of any candidate.  Except as otherwise required by law, holders of record of either series of Common Stock, as such, shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

(d)           Consent Required for Amendment to Certificate of Incorporation and By-laws.  The affirmative vote of the holders of a majority of the outstanding Series B Common Stock, voting separately as a class, shall be required for any amendment, alteration or repeal (including by merger, consolidation or otherwise by operation of law) of any provision of this Second Amended and Restated Certificate of Incorporation or the By-laws of the Corporation that would adversely affect the powers, privileges or rights of the Series B Common Stock or the holders thereof in such capacity (in either case except for changes affecting only those powers, privileges or rights shared by both series of Common Stock and affecting such powers, privileges or rights equally with respect to both series of Common Stock).

(e)           Liquidation, Dissolution or Winding Up.  Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over the right to participate with the Common Stock with respect to the distribution of assets of the Corporation upon such dissolution, liquidation or winding up of the Corporation, the holders of Common Stock, shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by such holders.  Neither the holders of Series A Common Stock nor the holders of Series B Common Stock shall have any preference over the other in connection with such distribution.

(f)            Conversion.  (i)  At any time and from time to time any holder of Series B Common Stock may, at such holder’s option, convert all or any portion of such holder’s shares of Series B Common Stock into an equal number of fully paid and nonassessable shares of Series A Common Stock by: (A) if such shares are held in certificated form, delivery and surrender to the Corporation of the certificates representing the shares of Series B Common Stock to be so converted or (B) if such shares are held in book-entry form, delivery of written notice to the Corporation.  Any conversion pursuant to this Section 4.3(f)(i) shall be deemed to have been effected at the time of such surrender or delivery of such written notice, as the case may be.  Upon such surrender or delivery of written notice pursuant to this Section 4.3(f)(i), the Corporation shall deliver or cause to be delivered to or upon the written order of the record owner of such shares of Series B Common Stock certificates representing the number of fully paid and nonassessable shares of Series A Common Stock into which the shares of Series B Common Stock represented by such surrendered certificates or covered by such written notice, as the case may be, have been converted in accordance with the provisions of this Section 4.3(f)(i).

(ii)           Immediately upon the payment in full of the Mandatory Dividends to the holders of Series B Common Stock (the “Conversion Event”), without any action on the part of the Corporation or any holder or holders of Series B Common Stock, each share of Series B Common Stock issued and outstanding immediately prior to the payment of the Mandatory Dividends shall automatically be converted into one fully paid and nonassessable share of Series A Common Stock.  Upon the occurrence of a Conversion Event, prompt written notice thereof and of the resulting conversion of the Series B Common Stock shall be given by first class mail, postage prepaid, to each person who immediately prior to the Conversion Event was a holder of record of shares of Series B Common Stock, at such person’s address as the same appears on the stock register of the Corporation; provided, however, that neither a failure to give such notice nor any defect therein shall affect the effectiveness of the conversion of any shares of Series B Common Stock.  Each such notice shall include a statement setting forth the place or places where certificates formerly representing shares of Series B Common Stock (if such shares are held in certificated form) are to be surrendered in accordance with this paragraph.  Conversion pursuant to this Section 4.3(f)(ii) shall be deemed to have been effected at the time of the Conversion Event.  Immediately upon the occurrence of the Conversion Event, the rights of the holders of shares of Series B Common Stock so converted, as such, shall cease and such holders shall be treated for all purposes as having become the holders of the shares of Series A Common Stock issuable upon such conversion; provided, however, that such persons shall be entitled to receive when paid any dividends declared on the Series B Common Stock as of a record date preceding the Conversion Event and unpaid as of the time of the Conversion Event.  With respect to shares of Series B Common Stock held in book-entry form, the Corporation shall, as promptly as practicable after the Conversion Event, deliver or cause to be delivered to or upon the written order of the record owner of such shares of Series B Common Stock certificates representing the number of fully paid and nonassessable shares of Series A Common Stock into which such shares of Series B Common Stock have been converted in accordance with the provisions of this Section 4.3(f)(ii).  With respect to shares of Series B Common Stock held in certificated form, as promptly as practicable upon the delivery to the Corporation of the certificates formerly representing such shares of Series B Common Stock, the Corporation shall deliver or cause to be delivered to or upon the written order of the record owner of such shares of Series B Common Stock certificates representing the number of fully paid and nonassessable shares of Series A Common Stock into which the shares of Series B Common Stock represented by such surrendered certificates have been converted in accordance with the provisions of this Section 4.3(f)(ii).

(iii)          The Corporation will pay any and all documentary, stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Series A Common Stock on the conversion of shares of Series B Common Stock pursuant to this Section 4.3(f); provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any registration of transfer involved in the issue or delivery of shares of Series A Common Stock in a name other than that of the record owner of Series B Common Stock converted or to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax or has established, to the reasonable satisfaction of the Corporation, that such tax has been paid.

(iv)          As long as any shares of Series B Common Stock shall be outstanding, the Corporation shall reserve and keep available out of its authorized but unissued shares of Series A Common Stock, solely for the purpose of effecting the conversion of shares of Series B Common Stock, that number of shares of Series A Common Stock necessary to effect the conversion of all of the then outstanding shares of Series B Common Stock.  If at any time, the Board of Directors of the Corporation determines that the number of authorized but unissued shares of Series A Common Stock would be insufficient to effect the conversion of all of the then outstanding shares of Series B Common Stock, the Corporation shall take such action as may be necessary to increase its authorized but unissued shares of Series A Common Stock to such number of shares as shall be sufficient to effect such conversion.

(v)           Upon the occurrence of a Conversion Event or a conversion of all or any portion of Series B Common Stock pursuant to Section 4.3(f)(i), the Series B Common Stock so converted shall be cancelled and retired and may not be reissued.  Following a Conversion Event or the conversion pursuant to Section 4.3(f)(i) of all outstanding shares of Series B Common Stock and the filing of a certificate of retirement with the Secretary of State of the State of Delaware in accordance with Section 243 of the DGCL, all references in this Second Amended and Restated Certificate of Incorporation to Common Stock shall be deemed to refer only to the Series A Common Stock.

(g)           Preemptive Rights.  Neither holders of the Series A Common Stock nor holders of Series B Common Stock shall have preemptive rights.

(h)           Restrictions on Issuance.  Shares of Series B Common Stock may not be issued by the Corporation to any Person other than Blackstone Capital Partners (Cayman) Ltd. 1, Blackstone Capital Partners (Cayman) Ltd. 2, Blackstone Capital Partners (Cayman) Ltd. 3 and BA Capital Investors Sidecar Fund, L.P., or their respective Affiliates, except with the prior written consent of the holders of a majority of the outstanding Series B Common Stock.

(i)            Adjustments.  In the event that the Corporation shall at any time when any shares of Series B Common Stock are outstanding effect a subdivision, combination or consolidation of the outstanding shares of Series A Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Series A Common Stock, then in each case the Corporation shall, at the same time, effect an equivalent subdivision, combination or consolidation of the outstanding shares of Series B Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Series B Common Stock.  In the event that the Corporation shall at any time when any shares of Series A Common Stock are outstanding effect a subdivision, combination or consolidation of the outstanding shares of Series B Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Series B Common Stock, then in each case the Corporation shall, at the same time, effect an equivalent subdivision, combination or consolidation of the outstanding shares of Series A Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Series A Common Stock.

ARTICLE V

SECTION 5.1.        By-laws.  In furtherance and not in limitation of the powers conferred by the DGCL and subject to Section 4.3(d), the Board of Directors is expressly authorized to make, amend, alter and repeal the By-laws of the Corporation without the assent or vote of the stockholders, in any manner not inconsistent with the laws of the State of Delaware or this Second Amended and Restated Certificate of Incorporation.  Notwithstanding anything to the contrary contained in this Second Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least 80% in voting power of all the shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend or repeal Sections 2.02, 2.03, 3.02, 3.03, 3.04 or 3.05, or the proviso to Section 9.01, of the By-laws or to adopt any provision inconsistent therewith.

ARTICLE VI

SECTION 6.1.        Books and Records.  The books and records of the Corporation may be kept (subject to any mandatory requirement of law) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or by the By-laws of the Corporation.

ARTICLE VII

SECTION 7.1.        Board of Directors:  Composition.  The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not less than seven directors or more than fifteen directors, the exact number of directors to be determined from time to time by resolution adopted by affirmative vote of a majority of the Board of Directors.  The directors shall be divided into three classes designated Class I, Class II and Class III.  Each class shall consist, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors.  Class I directors shall be originally elected for a term expiring at the 2005 annual meeting of stockholders, Class II directors shall be originally elected for a term expiring at the 2006 annual meeting of stockholders, and Class III directors shall be originally elected for a term expiring at the 2007 annual meeting of stockholders.  At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting shall be elected for a term expiring at the third succeeding annual meeting of stockholders.  If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director.  A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office.  Elections of directors need not be by written ballot unless the By-laws of the Corporation shall so provide.

SECTION 7.2.        Board of Directors:  Vacancies.  Any newly created directorship on the Board of Directors that results from an increase in the number of directors and any vacancy occurring on the Board of Directors shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, except, for so long as Blackstone Capital Partners (Cayman) Ltd. 1, Blackstone Capital Partners (Cayman) Ltd. 2, Blackstone Capital Partners (Cayman) Ltd. 3 and their respective affiliates (collectively, “Blackstone”) are the beneficial owners, in the aggregate, of at least 25% in voting power of all shares of capital stock of the Corporation entitled to vote generally in the election of directors, then only the stockholders entitled to vote generally in the election of directors shall be entitled to fill such newly created directorship or vacancy.  Except for the filling of directorships by stockholders as provided in the preceding sentence (which shall require only a plurality of the votes cast in respect of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors), if any applicable provision of the DGCL expressly confers power on stockholders to fill such a directorship at a special meeting of stockholders, such a directorship may be filled at such meeting only by the affirmative vote of at least 80% of the voting power of all shares of the Corporation entitled to vote generally in the election of directors voting as a single class.  Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor.

SECTION 7.3.        Board of Directors:  Removal of Directors.  Any or all of the directors (other than the directors elected by the holders of any class or classes of Preferred Stock of the Corporation, voting separately as a class or classes, as the case may be) may be removed at any time either with or without cause by the affirmative vote of a majority in voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting as a single class; provided, however, if at any time Blackstone no longer is the beneficial owner, in the aggregate, of at least 50.1% in voting power of all shares entitled to vote generally in the election of directors, then any director or the entire Board of Directors may be removed only for cause and only by the affirmative vote of at least 80% in voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting as a single class.  For purposes of this Second Amended and Restated Certificate of Incorporation, the “beneficial owner” of shares shall be determined pursuant to Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

SECTION 7.4.        Voting Rights of Preferred Stock.  (a)  Notwithstanding Sections 7.1, 7.2 and 7.3, whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal, filling of vacancies and other features of such directorships shall be governed by the terms of this Second Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article VII unless expressly provided by such terms.

(b)           Notwithstanding Section 7.1, during any period when the holders of any series of Preferred Stock have the right to elect additional directors, then upon commencement of the right to elect such directors and for the duration of the period during which such right continues:  (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors provided for in the terms of such Preferred Stock, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to such terms, whichever occurs earlier, subject to his or her earlier death, disqualification, resignation or removal.  Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such Preferred Stock, the terms of office of all such additional directors elected by the holders of such Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

ARTICLE VIII

SECTION 8.1.        Meetings of Stockholders.

(a)           Any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an office or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded; provided, however if at any time Blackstone no longer is the beneficial owner, in the aggregate, of at least 50.1% in voting power of all shares entitled to vote generally in the election of directors, then any action required or permitted to be taken by the holders of the Common Stock of the Corporation must be effected at a duly called annual or special meeting of such holders and may no longer be effected by any consent in writing by such holders.

(b)           Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by the Chairman of the Board, the Board of Directors or a committee of the Board of Directors which has been duly designated by the Board of Directors and whose powers and authority, as provided in a resolution of the Board of Directors or in the By-laws of the Corporation, include the power to call such meetings, but such special meetings may not be called by any other person or persons.

ARTICLE IX

SECTION 9.1.        Limitation of Liability.  To the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for any liability imposed by law (as in effect from time to time) (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

SECTION 9.2.        Indemnification of Directors, Officers, Employees or Agents.  The Corporation shall, to the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, indemnify its directors where such director is made party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal or administrative, by reason of the fact that the person is or was a director of the Corporation.  The Corporation may accord to any current or former director, officer, employee or agent of the Corporation the right to, or regulate the manner of providing to any current or former director, officer, employee or agent of the Corporation, indemnification to the fullest extent permitted by the DGCL.

SECTION 9.3.        Adjustments; Amendments.  If the DGCL is amended after the date of the filing of this Second Amended and Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors or permitting indemnification to a fuller extent, then the liability of a director of the Corporation shall be eliminated or limited, and indemnification shall be extended, in each case to the fullest extent permitted by the DGCL, as so amended from time to time.  No repeal or modification of the foregoing provisions of this Article IX by the stockholders shall adversely affect any right or protection of a director of the Corporation existing by virtue of this Article IX at the time of such repeal or modification.

ARTICLE X

SECTION 10.1.      Amendment.  Notwithstanding anything contained in this Second Amended and Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% in voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Article V, Article VII, Article VIII or Article X or to adopt any provision inconsistent therewith.

ARTICLE XI

SECTION 11.2.      Severability.  If any provision or provisions of this Second Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, then, to the fullest extent permitted by applicable law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Second Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby.

ARTICLE XII

SECTION 12.1.      Competition and Corporate Opportunities.

(a)           In recognition and anticipation that (i) certain directors, principals, officers, employees and/or other representatives of Blackstone Crystal Holdings Capital Partners (Cayman) IV Ltd., Blackstone Capital Partners (Cayman) Ltd. 1, Blackstone Capital Partners (Cayman) Ltd. 2, Blackstone Capital Partners (Cayman) Ltd. 3 and BA Capital Investors Sidecar Fund, L.P. (collectively, the “Original Stockholders”) and their respective Affiliates (as defined below) may serve as directors or officers of the Corporation, (ii) the Original Stockholders and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) members of the Board of Directors who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Section 12.1 are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve the Original Stockholders, the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

(b)           None of (i) any Original Stockholder or any of its Affiliates or (ii) any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his director and officer capacities) or his or her Affiliates (the Persons (as defined below) identified in (i) and (ii) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall have any duty to refrain from directly or indirectly (x) engaging in a corporate opportunity in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (y) otherwise competing with the Corporation, and, to the fullest extent permitted by the DGCL, no Identified Person shall be liable to the Corporation or its stockholders for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities.  The Corporation hereby renounces any interest or expectancy in, or in being offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in paragraph (c) of this Section 12.1.  In the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself and the Corporation or any of its Affiliates, such Identified Person shall have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by the DGCL, shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself or himself, or offers or directs such corporate opportunity to another Person.

(c)           The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of this Corporation) if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Corporation and the provisions of Section 12.1(b) shall not apply to any such corporate opportunity.

(d)           In addition to and notwithstanding the foregoing provisions of this Section 12.1, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that the Corporation is not permitted to undertake under the terms of Article III or that the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy.

(e)           For purposes of this Section 12.1, (i) ”Affiliate” shall mean (A) in respect of an Original Stockholder, any Person that, directly or indirectly, is controlled by such Original Stockholder, controls such Original Stockholder or is under common control with such Original Stockholder and shall include any principal, member, director, partner, shareholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation), (B) in respect of a Non-Employee Director, any

Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (C) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; and (ii) ”Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

(f)            To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Section 12.1.

*              *              *

IN WITNESS WHEREOF, the undersigned has caused this Second Amended and Restated Certificate of Incorporation to be signed by David N. Weidman on January 24, 2005.

CELANESE CORPORATION

/s/ David N. Weidman
Name:	David N. Weidman
Title:	Chief Executive Officer and President